Exhibit 5.1

2 Copthall Avenue London EC2R 7DA T +44 20 7786 9100 F +44 20 7588 6888	London, 1 November 2011

CNH Global N.V. Schiphol Boulevard 217 WTC Airport 1118 BH Schiphol The Netherlands

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to CNH Global N.V., a public limited liability company (naamloze vennootschap) registered in the commercial register in Amsterdam, The Netherlands under number 805049873 (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended from time to time, to effect registration of an additional 10,000,000 common shares in the capital of the Company (the “Shares”) to be issued by the Company from time to time pursuant to the equity incentive plan as amended from time to time and initially adopted by the board of directors of the Company by written consent dated 22 December 2008 and for the last time adopted by the board of directors of the Company in its meeting of 27 October 2011 (the “Equity Incentive Plan”).

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon the Registration Statement, the Equity Incentive Plan, the minutes of the annual general meeting of shareholders of the Company dated 29 March 2011 and the certificate of the corporate secretary of the Company with respect to the meeting of the board of directors of the Company of 27 October 2011 and we have examined such other matters as we deemed necessary to form our opinions expressed herein.

This opinion letter sets out our opinion on certain matters of and is limited to the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands

NautaDutilh UK is a partnership under Netherlands law of NautaDutilh UK B.V. and NautaDutilh Londen B.V., which have been recorded in the commercial register under number 24375834 and 24264677 respectively. The professionals practising at NautaDutilh UK consist of lawyers and tax advisers. They are admitted to practise in the Netherlands and do not practise or provide legal advice on English law. A list of their names will be provided upon request. All services and other work are carried out by NautaDutilh UK subject to the general conditions of NautaDutilh N.V. (the "General Conditions") and—in such General Conditions—NautaDutilh N.V. should be read as NautaDutilh UK. The General Conditions apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh UK and include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

courts, the European General Court and the European Court of Justice. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is rendered on the condition that each party that relies on this opinion letter accepts that the legal relationship between it, on the one hand, and NautaDutilh UK on the other hand, is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts in Rotterdam, The Netherlands.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it.

For the purposes of this opinion letter, we have assumed that (a) all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them and (b) the common shares in the capital of the Company will, at the time of the issuance of the Shares, qualify as shares admitted to trading on a regulated market or a multilateral trading platform as described in article 2:86c of the Dutch Civil Code or comparable system in a country not being a member of the European Union.

Based upon and subject to the foregoing and to any matters, documents or events not disclosed to us, we are of the opinion that (a) the shareholders and the board of directors of the Company have taken all necessary corporate action and have duly authorised the Company to reserve the Shares for issuance by it under the Equity Incentive Plan and (b) the Shares, when issued and delivered in accordance with the terms of the Equity Incentive Plan and paid for in full in accordance with the Equity Incentive Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

On behalf of NautaDutilh UK

/s/ Arjan J.J. Pors

Arjan J.J. Pors

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